CERTIFICATE OF AMENDMENT
                                OF
                AGREEMENT AND DECLARATION OF TRUST
                                OF
                     FRANKLIN CUSTODIAN TRUST

                        (changing name from
     "FRANKLIN CUSTODIAN TRUST" to "FRANKLIN CUSTODIAN FUNDS")

      The undersigned Trustees of Franklin Custodian Trust, a
Delaware statutory trust (the "Trust"), constituting a majority of the Board of Trustees of the Trust (the "Trustees"), do hereby certify that:

      FIRST.    The Trustees deem it desirable to change the name
of the Trust from FRANKLIN CUSTODIAN TRUST to FRANKLIN CUSTODIAN
FUNDS.

      SECOND.   Pursuant to the authority granted to the Board of
Trustees in Article IX, Section 1 of the Agreement and Declaration of Trust of the Trust, such Agreement and Declaration of Trust is hereby amended by deleting the name FRANKLIN CUSTODIAN TRUST throughout the entire document (including, the footer, the cover page and pages 1, 3 and 33) and replacing such name with the name FRANKLIN CUSTODIAN FUNDS, effective as of the time the Certificate of Amendment of Certificate of Trust establishing such name change is filed with the Secretary of State of the State of Delaware.

      THIRD.    This Certificate of Amendment may be signed in one
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned Trustees have duly executed this Certificate of Amendment this 4TH day of December, 2006.


/s/ HARRIS J. ASHTON                /s/ EDITH E. HOLIDAY
Harris J. Ashton, Trustee           Edith E. Holiday, Trustee


/s/ CHARLES B. JOHNSON              /s/ RUPERT H. JOHNSON, JR.
Charles B. Johnson, Trustee         Rupert H. Johnson, Jr., Trustee


/s/ FRANK A. OLSON
Frank A. Olson, Trustee